Exhibit 10.25

[*]: THE IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THE AGREEMENT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

USD $50,000,000 LOAN AGREEMENT

Effective Date December 18, 2020

BETWEEN:

(1)	BP PRODUCTS NORTH AMERICA INC. a company incorporated in Maryland with an office is at 30 South Wacker Drive, Suite 900, Chicago, IL 60606 (“Lender”);
(2)	CLEAN ENERGY a company incorporated in California with its principal office at 4675 MacArthur Court, Suite 800, Newport Beach, CA 92660 (“Borrower”).

RECITALS:

WHEREAS, the Lender and Borrower have executed, contemporaneous to this Agreement, a memorandum of understanding (“MOU”) for the potential formation of a entity jointly owned by Lender and Borrower (“JV”) whereby the JV would engage one or more developer or operators to construct and operate biogas production facilities in the United States.

WHEREAS, concurrent to the negotiations around the formation of the JV, Lender and Borrower are in discussions with [*] with respect to the potential engagement of [*] as the developer and operator of biogas production facilities the JV is considering (“Potential Projects”).

WHEREAS, in order to expedite formation of the JV and completion of Potential Projects and agreement(s) with [*], the Parties wish to fund certain preformation activities and expenses with regards to the Potential Projects concurrent to the negotiations for the formation of the JV and with [*]. A list of such approved activities and expenses is provided in “Exhibit A” (“Preformation Expenses”).

NOW, THEREFORE, in consideration of the mutual representations, warranties, and undertakings which are to be made and performed by the Parties in this USD $50,000,000 Loan Agreement (the “Agreement”), the Parties agree as follows:

1.	definitions and interpretations
1.1	Definitions

Except as otherwise expressly provided herein, capitalized terms used in this Agreement shall have the meanings set forth below.

“Advance” means a single advance of $50,000,000 made or to be made to the Borrower under the Agreement.

"Affiliate" means, for any entity, any entity which it directly or indirectly controls, is controlled by, or is under common control with it. For this purpose "control" means the direct or indirect ownership of in aggregate fifty percent (50%) or more of the voting rights in an entity.

“Borrowings” means in relation to any person any Indebtedness for moneys borrowed by that person and any payments due under leases entered into for financing purposes.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for business in New York.

“Commitment Period” means the period commencing from the date of this Agreement and ending one Business Day before December 31, 2020.

“Default” means any event specified as such in Clause 9.1.

“Drawdown Date” means the date on which the Advance is made, or is proposed to be made.

“Drawdown Notice” means a notice substantially in the form set out in Schedule 2.

“Final Repayment Date” means April 30, 2022.

“Indebtedness” means any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent.

“JV” has the meaning ascribed to it in the preamble above.

“Lender” has the meaning ascribed to it in the preamble above.

“LIBOR” means, in respect of an Advance or other sum and in respect of a particular interest period, the 3 month London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for USD displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) at approximately eleven o’clock in the morning, London time, on the Business Day immediately before the last Interest Payment Date, expressed in annual percentage points.

“Loan” means, at any time, the amount of the Advance outstanding  at that time.

“Loan Period” means the period starting on the date of this Agreement and ending on the date on which all the obligations and liabilities of the Borrower under the Agreement are discharged in full and the Lender has no continuing obligation in relation to the Loan.

“MOU” has the meaning ascribed to it in the preamble above.

“Party” means a party to this Agreement.

“Potential Projects” has the meaning ascribed to it in the preamble above.

“Preformation Expenses” has a meaning ascribed to it in the preamble above and in Exhibit A.

“Proceedings” means any legal action or proceedings arising out of or in connection with this Agreement.

“Taxes” means all taxes, funds (as such term is construed under applicable state and federal laws of the United States), withholdings, duties, assessments or governmental charges of whatever nature.

“USD” and “$” means the lawful currency for the time being of the United States.

1.2	Headings

The headings in this Agreement are for convenience only and shall be ignored in construing this Agreement.

1.3	Interpretation

In this Agreement (unless otherwise provided):

(a)	words importing the singular shall include the plural and vice versa;

(b)	references to preamble, clauses, schedules and exhibits are to be construed as references to the preamble clauses of, schedules and exhibits to, this agreement;

(c)	references to this agreement or any other document shall be construed as references to this agreement or that other document, as amended, varied, novated or supplemented;

(d)	references to any statute or statutory provision include any statute or statutory provision which amends, extends, consolidates or replaces the same, or which has been amended, extended, consolidated or replaced by the same, and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute;

(e)	references to "assets" shall include revenues and the right to revenues and property and rights of every kind, present, future and contingent and whether tangible or intangible (including uncalled share capital);

(f)	the words "including" and "in particular" shall be construed as being by way of illustration or emphasis only and shall not be construed as, nor shall they take effect as, limiting the generality of any foregoing words;

(g)	the words "other" and "otherwise" shall not be construed as being restricted to the same genus with any foregoing words where a wider construction is possible;

(h)	references to a "person" shall be construed so as to include that person's assigns, transferees or successors in title and shall be construed as including references to an individual, firm, partnership, joint venture, company, corporation, unincorporated body of persons or any state or any agency of a state;

(i)	any reference to the “Lender” or the “Borrower” shall be construed so as to include its successors in title, permitted assigns and permitted transferees; and

(j)	references to time are to London time.
2.	LOAN

Subject to the terms of this Agreement, and in consideration of Borrower’s agreement to use the Loan made hereunder for the Preformation Expenses of the JV, in accordance with Exhibit A and the MOU, Lender agrees to lend to the Borrower the sum of fifty million U.S. dollars (USD 50,000,000) (the “Loan”), to be made in one Advance

2.1	Purpose

The Loan shall be used by the Borrower to pay for or reimburse Preformation Expenses as defined  in Exhibit A.

3.	DRAWDOWN
3.1	Commitment Period

Subject to the terms of this Agreement, the Advance may be made to the Borrower at any time during the Commitment Period.  If the Advance has not been made by  the close of business on the last day of the Commitment Period, the Lender shall have no further obligation to make the Loan.

3.2	Conditions to the Advance

The obligation of the Lender to make available the Advance is subject to the conditions that on the Drawdown Date:

(a)	the representations and warranties in Clause 8.1 to be repeated on the date stated therein are correct and will be correct immediately after the Advance is made; and

(b)	no Default has occurred and is continuing or would occur on the making of the Advance.
3.3	Acknowledgement

Clean shall deliver to BPPNA a Drawdown Notice in the form attached to Schedule 2.

3.4	Drawdown Notice

The Drawdown Notice shall be irrevocable, and the Borrower shall be obliged to borrow, and the Lender obliged to lend in accordance with its terms.

3.5	Limitations on the Advance

The following limitations apply to Advance:

(a)	The Drawdown Notice shall be issued at least one (1) Business Day prior to the intended Drawdown Date;

(b)	the Drawdown Date of the Advance shall be a Business Day falling before the end of the Commitment Period;

(c)	the principal amount of the Advance shall be fifty million U.S. Dollars ($50,000,000).

4.	INTEREST
4.1	Interest rate
4.1.1	The Borrower shall pay interest on the Loan at the rate per annum equal to the aggregate of LIBOR and four hundred and thirty-three (433) basis points on the date the Loan matures and repayment of the principal is due.
4.2	Default interest
4.2.1	If the Borrower fails to pay any amount payable under this Agreement on the due date, it shall pay default interest on the overdue amount from the due date to the date of actual payment at the rate per annum equal to the aggregate of LIBOR and five hundred (500) basis points. If the aforesaid rate is contrary to the applicable law, it shall be deemed equal to the maximum rate permitted by such applicable law.

4.2.2	So long as the overdue amount remains unpaid, the default interest rate shall be recalculated in accordance with the provisions of this Clause 4.2 daily. Any unpaid interest shall be compounded at the end of each successive period of one month.
4.3	Calculation of interest
4.3.1	If:
(a)	there is a material disruption to LIBOR; or

(b)	there is a material change in the methodology of calculating LIBOR such that the Lender determine that LIBOR is no longer a representative rate; or

(c)	the administrator of LIBOR or its supervisor announces that LIBOR will cease to be published or that it will be permanently or indefinitely discontinued; or

(d)	there is a change in the generally accepted market practice in the loan market to refer to a base rate endorsed in a public statement by the Bank of England, despite the continued existence of LIBOR, the Lender may specify another benchmark rate generally accepted in the loan market to apply in relation to the Advances in place of LIBOR.

5.	REPAYMENT AND PREPAYMENT
5.1	Lender’s Option to Contribute Loan to JV
5.1.1

Upon the execution of the definitive agreements for the formation of the JV contemplated within the MOU (“Definitive Agreements”) and the formation of the JV, Lender shall have the option to cause Borrower to contribute the Loan to the JV (“Lender’s Contribution”) in return for membership interest in the JV. The Parties contemplate that the JV formation documents will treat 50% of the Pre-Formation Expenses as being from each of Clean and BPPNA, (or such other percentages as Clean and BPPNA may agree in writing), and shall adjust the funds required from Clean and the credit received by BPPNA accordingly.  BPPNA’s contribution of the Loan to the JV pursuant to the Definitive Agreements is intended to  satisfy Borrower’s repayment obligations to the Lender under this Agreement, as specified in the Definitive Agreements. By way of example, if (i) Clean pays ten million dollars ($10,000,000) for Pre-Formation Expenses, and (ii) the Definitive Agreement provides that each of Clean and BPPNA shall pay 50% of the Preformation Expenses, then (iii) BPPNA would be treated as having contributed fifty million dollars plus accrued interest to the JV, and Clean as having contributed five million dollars through its share of Pre-Formation Expenses, and (iv) the Loan would be treated as having  been repaid in full.

5.1.2	Subject to Clause 5.1.1 and Clause 5.2.1, in the event the Definitive Agreements are not executed by April 30, 2022, the Borrower shall repay the Loan, less fifty percent (50%) of any Preformation Expenses Borrower incurred, together with all unpaid accrued interest thereon and any other amounts due but unpaid under this Agreement in full within five (5) days.
5.2	PREPAYMENT
5.2.1	The Borrower may on giving not less than five (5) Business Days’ notice to Lender, prepay the Loan. Upon any such prepayment, the Borrower shall prepay the principal amount of such Loan together with accrued interest on the amount prepaid, together with any other amounts due and payable under this Agreement. Any such notice of prepayment shall be irrevocable and shall specify the date of prepayment.
6.	CHANGES IN CIRCUMSTANCES
6.1	Place and time
6.1.1	All payments under this Agreement shall be made for value on the due date no later than 9 a.m. in freely transferable and readily available funds.

6.1.2	The payment to the Borrower shall be made to:

[*]

6.1.3Each payment to the Lender shall be made to:

[*]

Currency:  USD

or as from time to time notified to the Borrower in writing.

6.1.4

The Borrower or the Lender may change their respective bank account details by not less than five (5) Business Days' prior written notice to other Parties, provided that if at any time either Party sends notice of changed banking information, the paying Party may, prior to making any payments then due, require that the other Party provide email or fax confirmation of the new banking information as well as the requiring the other Party to provide information needed for paying Party’s usual account opening procedures.  Any new bank must comply with such usual account opening procedures.

6.2	Business Days

If a payment under this Agreement is due on a day which is not a Business Day, the due date for that payment shall instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

6.3	Currency

All amounts payable under this Agreement shall be made in USD.

6.4	Pre-Formation Expense Dispute

If the Parties disagree as to the accuracy of the Borrower’s calculation of Pre-Formation Expenses, then Borrower shall pay Lender an amount equal to such amount as it believes to be correct and provide written notice stating the reasons why the remaining disputed amount is incorrect, along with supporting documentation acceptable in industry practice pending final resolution. In the event that it is determined that the Party that is disputing the amount due must pay the disputed amount, then such Party shall pay interest in accordance with Clause 4.2 on such disputed amount from and including the originally scheduled payment date to, but excluding the date paid.

6.5	No grossing-up
6.5.1	Subject to Clause 12.3 and the MOU, all sums payable by the Borrower hereunder, whether of principal, interest or other moneys, shall be paid in full without any deduction or withholding for or on account of any present or future Taxes, unless such deduction or withholding of Taxes is compelled by law in which event such deductions or withholding shall be for the account of the Lender.

6.5.2	The Borrower, will deliver tax receipts to the Lender within 30 days after any payment to the Lender in respect of which any Taxes have been deducted or withheld and will further provide all other documents and information reasonably necessary or appropriate to permit the Lender to substantiate their claims for recovery of any such Taxes deducted or withheld.

6.5.3	The Lender, and the Borrower shall use all reasonable endeavours in good faith to agree ways in which the prejudicial effects of a law compelling the deduction or withholding of Taxes hereunder vis à vis the provisions of this Clause 6, may be avoided or mitigated in a lawful and reasonably practicable manner.
7.	REPRESENTATIONS AND WARRANTIES
7.1	Representations

The Borrower hereby represents and warrants to the Lender that:

(a)	the Borrower is a duly incorporated and validly existing corporation under the laws of California.

(b)	the Agreement will upon due execution be a legal, valid and binding obligation of the Borrower, enforceable in accordance with the terms thereof;

(c)	it has the power to enter into, or, as the case may be, to comply with, and be bound by all obligations expressed on the part of the Borrower and to borrow hereunder and has taken all necessary actions to authorise Borrowings hereunder and to authorise the execution, delivery and performance of the Agreement;

(d)	the execution, delivery and performance of this Agreement will not violate any provisions of any existing law or regulation or statute applicable to the Borrower or of any mortgage, contract or other undertaking to which the Borrower is a party or which is binding upon it;

(e)	Borrowings under this Agreement up to and including the maximum amount available hereunder will not cause any limit on Borrowings (whether imposed by statute, regulation, agreement or otherwise) applicable to the Borrower to be exceeded;

(f)	all relevant consents or authorisations of any governmental authority or agency required by the Borrower in connection with the execution, validity or enforceability of the Agreement have been obtained and are subsisting;

(g)	no Default applicable to the Borrower has occurred and is continuing; and

(h)	the respective payment obligations of the Borrower hereunder constitute unsecured and unsubordinated obligations of the Borrower ranking (subject to such exceptions as from time to time exist under applicable law) pari passu with all other unsecured and unsubordinated obligations of the Borrower.

8.	UNDERTAKINGS
8.1	Undertakings of the Borrower

The Borrower undertakes that during the Loan Period it shall, unless the Lender otherwise agrees in writing:

(a)	provide to the Lender monthly summary of amounts spent and description of Preformation Expenses incurred and their expected classification under GAAP, by the 10th business day of the following the last day of each calendar month; and

(b)	promptly notify the Lender in writing of any Default or event which the Lender would be entitled to declare a Default in relation to the Borrower upon the expiry of the grace or analogous periods set out in Clause 9.1.

(c)	comply with the requirements of all applicable laws or regulations and all relevant consents of any governmental authority or agency in connection with the Agreement.

(d)	not transfer all or substantially all of its assets to any other entity.
9.	DEFAULT
9.1	Default

Each of the following shall be a Default:

(a)	failure by the Borrower in the payment of principal, interest or other moneys due for payment under the Agreement for more than 10 days after the due date therefor; or

(b)	the Borrower committing any other material breach of or omitting to observe in any material respect any other of the obligations imposed on it by this Agreement and such breach or omission continuing for more than 30 days after the date of receipt by the Borrower of written notice from the Lender requiring such breach or omission to be remedied; or

(c)	the Borrower breaches its obligation to any material representation or warranty made by the Borrower in the Agreement or in any certificate, instrument or statement issued by the Borrower as contemplated hereby or made or delivered pursuant hereto being untrue or incorrect as of the date at which made in any material respect; or

(d)	the Borrower becomes the subject of bankruptcy or other insolvency proceedings for the appointment of a receiver, trustee or similar official, becomes insolvent or generally unable to pay its debts as they become due, proposes to make or makes a general assignment for the benefit of creditors, is dissolved, or transfers, merges or consolidates with any other person where the entity existing after the transfer, merger or consolidation does not assume the obligations of the Lender, by operation of law or otherwise; or

(e)	the Borrower stopping payment generally or admitting inability to pay generally its debts as they fall due.

9.2	Acceleration

If a Default occurs and remains unremedied the Lender may by notice to the Borrower cancel the Loan and require the Borrower immediately to repay the Advance together with accrued interest and all other sums payable under the Agreement, whereupon they shall become immediately due and payable.  Upon the service of any such notice by Lender the Lender's obligations under this Agreement shall be terminated and the Loan shall be cancelled and the Facility shall be reduced to zero.

10.	EXPENSES

In the event of any disputes with regards to amount payable from Borrower to Lender under this Agreement, the Borrower shall pay to Lender the undisputed amount, and provide written notice stating the reasons why the remaining disputed amount is incorrect, along with supporting documentation in reasonable detail. Payment of the disputed amount shall not be required until the dispute is resolved. In the event the Parties are unable to resolve such dispute, either Party may pursue any remedy available at law or in equity to enforce its rights pursuant to this Agreement. In the event that it is determined that the Borrower must pay the disputed amount, then Borrower shall pay all reasonable expenses incurred by Lender in recovering the disputed amount.

11.	AMENDMENTS AND WAIVERS
11.1	Amendments

Any term of this Agreement may be amended or waived with the written agreement of the Borrower and the Lender.

11.2	No implied waivers; remedies cumulative

The rights of the Lender under this Agreement:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of their rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

12.	MISCELLANEOUS
12.1	Severance

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not effect:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)	the legality, validity or enforceability in any other jurisdiction of that or any other provision of this Agreement.
12.2	Counterparts

This Agreement may be executed in any number of counterparts and this shall have the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

12.3	Entire Agreement

This Agreement and the MOU contain the entire agreement between the parties and supersede any and all other prior representations, statements and understandings between the parties, whether oral or in writing and whether express or implied, relating to the subject matter of this Agreement.

13.	NOTICES
13.1	Method

Each notice or other communication to be given under this Agreement shall be given in writing in English and, unless otherwise provided, shall be made by personal delivery, courier or email (and deemed received at the time of confirmation of receipt of the recipient’s internet service provider).

13.2	Delivery

Any notice or other communication to be given by one Party to other Parties under this Agreement shall (unless one Party has by 15 days' notice to other Parties specified another address) be given to that other Party, at the respective addresses given in Clause 13.3.

13.3	Addresses

The address of the Borrower and the Lender are:

LENDER:

30 South Wacker Drive, Suite 900, Chicago, IL 60606

Attention: GOA Legal Notices

Email: goalegalnotices@bp.com

BORROWER:

4675 MacArthur Court, Suite 800, Newport Beach, CA 92660

Attention: General Counsel

Email: nate.jensen@cleanenergyfuels.com

14.	ASSIGNMENTS AND TRANSFERS
14.1	Benefit of Agreement

This Agreement shall be binding upon and inure to the benefit of each Party and its successors and assigns.

14.2	Assignments and transfers

The Borrower shall not be entitled to assign or transfer any of its rights or obligations under this Agreement without the prior written consent of all the Lender.  Lender shall be permitted to assign its rights under this Agreement to an affiliate without prior consent, subject to Borrower’s reasonable account opening procedures.

15.	LAW AND JURISDICTION
15.1	Law

This Agreement is governed by and shall be construed in accordance with laws of the State of New York without reference to its rules on choice of law. Any unresolved dispute arising out of or relating to this Agreement, or the breach, termination or validity thereof, shall be finally settled in accordance with the American Arbitration Association (“AAA”) rules for commercial arbitration in effect on the date of this Agreement. The arbitrators shall be independent and selected by AAA. If the total amount in dispute is less than One Million US Dollars ($1,000,000) there shall be a single (1) arbitrator. If the total amount in dispute is One Million US Dollars ($1,000,000) or greater, there shall be three (3) arbitrators. The award of the arbitrators shall be accompanied by a reasoned opinion. The United States Arbitration Act shall govern the interpretation, enforcement, and proceedings pursuant to the arbitration clause in this

Agreement. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of arbitration shall be New York, New York, and the language of the arbitration shall be English. Except to the extent expressly provided herein, the arbitrators are not empowered to award consequential, indirect, special, punitive or exemplary damages, and each Party hereby irrevocably waives any damages in excess of actual damages. Either Party may apply to the arbitrators seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that Party, pending the establishment of the arbitral tribunal (or pending the arbitral tribunal’s determination of the merits of the controversy). The courts of the State of New York shall have jurisdiction to hear any action to compel arbitration or any other judicial proceedings with respect to this Agreement.

INTENDING TO BE LEGALLY BOUND, this Agreement has been executed by the duly authorized representatives of the Parties as of the date specified above.

The Lender

BP Products North America Inc.

By: /s/ Sean Reavis

Title: Vice President

The Borrower

Clean Energy

By: /s/ Barclay F. Corbus

Title: Senior Vice President, Strategic Development

SCHEDULE 1

CONDITIONS PRECEDENT

1. A Drawdown Notice.

2.	SCHEDULE 2

DRAWDOWN NOTICE

To:	BP Products North America Inc.

From:Clean Energy

December __, 2020

Attn: Low Carbon Trading Team

USD 50,000,000 Loan Agreement dated December __, 2020 (the Loan Agreement)

Terms defined in the Loan Agreement have the same meaning in this notice.

We hereby request you to make an Advance under the Loan Agreement as follows:

1.	Amount of Advance:$50,000,000
2.	Drawdown Date:December __, 2020

We hereby confirm that:

(a)	the representations and warranties in Clause 9 of the Loan Agreement are correct and will be correct on the Drawdown Date and immediately after the Advance is made; and
(b)	no Default has occurred and is continuing or would occur on the making of the Advance.

This notice is governed by, and shall be construed in accordance with, laws of the State of New York.

SIGNED

For and on behalf of

Clean Energy

EXHIBIT A

PREFORMATION EXPENSES

Parties agree that the following costs and expenses shall be considered appropriate preformation expenses of which Lender agrees to share 50% of the costs:

●	Permits for Potential Projects
●	Engineering Drawing for Potential Projects
●	Gas processing equipment for Potential Projects so long as costs of such equipment is less than [*]
●	Payments to secure leases and manure/fuel rights so long as such costs do not exceed [*]
●	Other expenses related to the development of [*] projects as determined by Clean Energy